Exhibit 99.1

Nephros, Inc. 380 Lackawanna Place South Orange NJ 07079 Call: 201 343 5202 nephros.com

Nephros Announces Preliminary Results for First Quarter 2023

Net Revenue of $3.7 Million, a 69% Year-Over-Year Increase

SOUTH ORANGE, NJ, April 4, 2023 – Nephros, Inc. (Nasdaq: NEPH), a leading water technology company providing filtration solutions to the medical and commercial markets, today announced preliminary revenue results for the quarter ended March 31, 2023.

Nephros expects net revenue for the quarter ended March 31, 2023 to be approximately $3.7 million, a 69% increase from the quarter ended March 31, 2022.

“We are very pleased with first-quarter revenue, which we believe reflects the impact of recent investments in our field sales organization,” said Andy Astor, President and Chief Executive Officer of Nephros. “It is noteworthy that while this quarter’s revenue was enhanced by an unusually large emergency response order, our base revenue is expected to exceed $3.0 million, representing an approximate 40% increase over last year.”

Mr. Astor continued, “We are also pleased to report that we expect cash flows from water filtration operations to be at least break-even for the first quarter, and we believe the strength of our business remains on track for generating consistent positive cash flows by the middle of 2023.”

Nephros ended the first quarter with approximately $3.8 million in cash on a consolidated basis, compared with $3.6 million as of December 31, 2022.

The company will announce its first quarter results on Wednesday, May 10, 2023, after market close and host a conference call that same day at 4:30pm ET.

About Nephros

Nephros is committed to improving the human relationship with water through leading, accessible technology. We provide innovative water filtration products and services, along with water-quality education, as part of an integrated approach to water safety. Nephros goods serve the needs of customers within the healthcare and commercial markets, offering both proactive and emergency solutions for water management.

For more information about Nephros, please visit us at nephros.com.

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Nephros, Inc. 380 Lackawanna Place South Orange NJ 07079 Call: 201 343 5202 nephros.com

Forward-Looking Statements

This release contains forward-looking statements that are subject to various risks and uncertainties. Such statements include statements regarding Nephros’ expected revenue and cash flows for the quarter ended March 31, 2023, expected future revenue growth and the timing of such growth, the timing of achieving positive cash flows and other statements that are not historical facts, including statements that may be accompanied by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Actual results could differ materially from those described in these forward-looking statements due to certain factors, including changes in business, Nephros’ ability to further develop its sales organization, Nephros’ dependence on third-party suppliers and distributors, inflationary factors and other economic and competitive conditions, the availability of capital when needed, and regulatory reforms. These and other risks and uncertainties are detailed in Nephros’ reports filed with the U.S. Securities and Exchange Commission. Nephros does not undertake any responsibility to update the forward-looking statements in this release.

Investor Relations Contacts:

Kirin Smith, President

PCG Advisory, Inc.

(646) 823-8656

ksmith@pcgadvisory.com

Andy Astor, CEO

Nephros, Inc.

(201) 343-5202 x120

andy.astor@nephros.com

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